Exhibit 21

COCA-COLA BOTTLING CO. CONSOLIDATED

LIST OF SUBSIDIARIES AS OF JANUARY 1, 2012

Legal Name	State/Country & Date Inc/Organized	Owned by	Ownership %
CCBCC, Inc.	Delaware	Consolidated	100%
	12/20/1993

CCBCC Operations, LLC	Delaware	Consolidated	100%
	10/15/2003

Chesapeake Treatment Company, LLC	North Carolina	Operations	100%
	6/5/1995

Coca-Cola Ventures, Inc.	Delaware	Consolidated	100%
	6/17/1993

Consolidated Beverage Co.	Delaware	Consolidated	100%
	1/8/1997

Consolidated Real Estate Group, LLC	North Carolina	Consolidated	100%
	1/4/2000

BYB Brands, Inc.	North Carolina	Consolidated	100%
	3/8/2006

Data Ventures, Inc.	North Carolina	Consolidated	100%
	9/25/2006

Heath Oil Co., Inc.	South Carolina	Operations	100%
	9/9/1986

TXN, Inc.	Delaware	Data Ventures Inc.	100%
	1/3/1990

Tennessee Soft Drink Production Company	Tennessee	Operations	100%
	12/22/1988

Piedmont Coca-Cola Bottling Partnership	Delaware	CC Ventures	77.326%
	7/2/1993

CCBC of Wilmington, Inc.	Delaware	Piedmont	100%
	6/17/1993

Swift Water Logistics, Inc.	North Carolina	Consolidated	100%
	4/24/2006

Data Ventures Europe BV	Netherlands	Data Ventures Inc.	100%
	1/23/2007

Equipment Reutilization Solutions, LLC	North Carolina	Operations	100%
	4/12/2010

Red Classic Services, LLC	North Carolina	Consolidated	100%
	11/19/2010

COCA-COLA BOTTLING CO. CONSOLIDATED

LIST OF SUBSIDIARIES AS OF JANUARY 2, 2011

Legal Name	State/Country & Date Inc/Organized	Owned by	Ownership %
Red Classic Equipment, LLC	North Carolina	Red Classic Services	100%
	11/19/2010

Red Classic Transportation Services, LLC	North Carolina	Red Classic Services	100%
	11/19/2010

Red Classic Transit, LLC	North Carolina	Red Classic Transportation	100%
	11/19/2010

Red Classic Contractor, LLC	North Carolina	Red Classic Transportation	100%
	11/19/2010

Fast Forward Energy, Inc.	Indiana	BYB Brands, Inc.	60%
	3/10/2006